Orion Marine Group, Inc. Reports Third Quarter 2014 Results; Announces Share Repurchase Program

Houston, Texas, October 30, 2014 -- Orion Marine Group, Inc. (NYSE: ORN) (the “Company”), a heavy civil marine contractor, today reported net income for the three months ended September 30, 2014, of $3.0 million ($0.11 diluted earnings per share). These results compare to a net loss of $0.9 million ($0.03 diluted loss per share) for the same period a year ago.

"As expected, the effects from higher asset utilization and solid project execution resulted in profitable third quarter and year to date results,” said Mark Stauffer, Orion Marine Group's President. "Sequential and year over year improvements in our quarterly revenue, gross margin, and EBITDA demonstrate our ability to drive positive bottom line results through improved asset utilization. Overall, we remain confident in our ability to deliver solid results in the fourth quarter and have a profitable full year."

Financial highlights of the Company's third quarter 2014 include:

Third Quarter 2014

•	Third quarter 2014 contract revenue was $107.0 million, an increase of 20.2%, as compared with third quarter 2013 contract revenue of $89.0 million.

•	The Company self-performed approximately 83% of its work as measured by cost during the third quarter 2014, which is comparable to the prior year period.

•
Gross profit for the quarter was $12.9 million, which represents a increase of $7.3 million as compared with the third quarter of 2013. Gross profit margin for the quarter was 12.1%, which was higher than the prior year period of 6.3%. The increase was a result of higher asset utilization and solid project execution.

•	Selling, General, and Administrative expenses for the third quarter 2014 were $7.9 million as compared to $8.0 million in the prior year period.

•
The Company's third quarter 2014 EBITDA was $11.4 million, representing a 10.7% EBITDA margin, which compares to third quarter 2013 EBITDA of $3.1 million, or a 3.5% EBITDA margin. Similar to gross margin, EBITDA margin for the third quarter improved as a result of higher asset utilization and solid project execution.

Backlog of work under contract as of September 30, 2014, was $242.0 million, which compares with backlog under contract at September 30, 2013, of $216.5 million.

The Company reminds investors that backlog can fluctuate from period to period due to the timing and execution of contracts. Given the typical duration of the Company's projects, which generally range from three to nine months, the Company's backlog at any point in time usually represents only a portion of the revenue it expects to realize during a twelve-month period. Backlog consists of projects under contract that have either (a) not been started, or (b) are in progress and not yet complete, and the Company cannot guarantee that the revenue projected in its backlog will be realized, or, if realized, will result in earnings.
Outlook
“Strength in our end markets should translate into opportunity for growth in 2015," said Mr. Stauffer. "We continue to see private sector demand remain strong, as energy sector clients and recreational customers continue to expand their facilities. While there still remains some uncertainty regarding the pace of U.S. Army Corps of Engineers lettings over the next few months, we are pleased with the list of Corps projects we are tracking and if these projects are let it should support strong asset utilization. We also continue to see a steady level of bid opportunities from state departments of transportation related to bridge construction, maintenance and repair. We should also continue to see bid opportunities from local port authorities to expand and refurbish their waterside infrastructure as the completion of the Panama Canal expansion project nears."

"Overall, we are pleased with both the amount of work we bid on and the amount of work we won during the third quarter of 2014," said Chris DeAlmeida, Orion Marine Group's Vice President and Chief Financial Officer. "During the third quarter, we bid on approximately $237 million worth of opportunities and were successful on approximately $67 million. This represents a 28% win rate and a book-to-bill ratio of 0.63 times for the quarter. While our book to bill ratio fell below one to one for the quarter, this is a result of normal fluctuations in the timing of bids and not a material change in our bid market. Currently, we have over $159 million worth of bids outstanding, including approximately $37 million on which we are apparent low bidder. With our strong backlog level, we continue to expect a profitable 2014. Additionally, we believe there is sufficient bid opportunities to see growth in 2015.

As part of our capital allocation strategy, the Board of Directors has authorized a share repurchase program under which the Company may repurchase up to $40 million of the Company's stock over the next five years. The specific timing and amount of actual future share repurchases, if any, will vary based on our capital needs, market conditions, securities law limitations and other factors."

Conference Call Details

Orion Marine Group will conduct a telephone briefing to discuss its results for the third quarter 2014 at 10:00 a.m. Eastern Time/9:00 a.m. Central Time on Thursday, October 30, 2014. To listen to a live broadcast of this briefing, visit the Investor Relations section of the Company's website at www.orionmarinegroup.com. To participate in the call, please call the Orion Marine Group Third Quarter 2014 Earnings Conference Call at 800-884-5695; participant code 12757202.

About Orion Marine Group

Orion Marine Group, Inc., its subsidiaries and affiliates (hereafter collectively referred to as “Orion” or the “Company”) provide a broad range of heavy civil marine construction and specialty services on, over and under the water in the continental United States, Alaska, Canada and the Caribbean Basin and acts as a single source turn-key solution for our customers' marine contracting needs. Our heavy civil marine construction services include marine transportation facility construction, marine pipeline construction, marine environmental structures, dredging of waterways, channels and ports, environmental dredging, and specialty services.  We are headquartered in Houston, Texas.

EBITDA and EBITDA Margin

This press release includes the financial measures “EBITDA” and “EBITDA margin." These measurements may be deemed “non-GAAP financial measures” under rules of the Securities and Exchange Commission, including Regulation G. The non-GAAP financial information may be determined or calculated differently by other companies. By reporting such non-GAAP financial information, the Company does not intend to give such information greater prominence than comparable and other GAAP financial information, which information is of equal or greater importance.

Orion Marine Group defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization. EBITDA margin is calculated by dividing EBITDA for the period by contract revenues for the period. The GAAP financial measure that is most directly comparable to EBITDA margin is operating margin, which represents operating income divided by contract revenues. EBITDA and EBITDA margin are used internally to evaluate current operating expense, operating efficiency, and operating profitability on a variable cost basis, by excluding the depreciation and amortization expenses, primarily related to capital expenditures and acquisitions, and net interest and tax expenses. Additionally, EBITDA and EBITDA margin provide useful information regarding the Company's ability to meet future debt repayment requirements and working capital requirements while providing an overall evaluation of the Company's financial condition. In addition, EBITDA is used internally for incentive compensation purposes. The Company includes EBITDA and EBITDA margin to provide transparency to investors as they are commonly used by investors and others in assessing performance. EBITDA and EBITDA margin have certain limitations as analytical tools and should not be used as a substitute for operating margin, net income, cash flows, or other data prepared in accordance with generally accepted accounting principles in the United States, or as a measure of the Company's profitability or liquidity.

A reconciliation of the Company's future EBITDA margin to the corresponding GAAP measure is not available as these are estimated goals for the performance of the overall operations over the planning period. These estimated goals are based on assumptions that may be affected by actual outcomes, including but not limited to the factors noted in the “forward looking statements” herein, in other releases, and in filings with the Securities and Exchange Commission.

Forward-Looking Statements

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the provisions of which the Company is availing itself. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as 'believes', 'expects', 'may', 'will', 'could', 'should', 'seeks', 'approximately', 'intends', 'plans', 'estimates', or 'anticipates', or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, outlook, assumptions, or goals. In particular, statements regarding future operations or results, including those set forth in this press release (including those under “Outlook” above), and any other statement, express or implied, concerning future operating results or the future generation of or ability to generate revenues, income, net income, profit, EBITDA, EBITDA margin, or cash flow, including to service debt, and including any estimates, forecasts or assumptions regarding future revenues or revenue growth, are forward-looking statements. Forward looking statements also include estimated project start date, anticipated revenues, and contract options which may or may not be awarded in the future. Forward looking statements involve risks, including those associated with the Company's fixed price contracts that impacts profits, unforeseen productivity delays that may alter the final profitability of the contract, cancellation of the contract by the customer for unforeseen reasons, delays or decreases in funding by the customer, levels and predictability of government funding or other governmental budgetary constraints and any potential contract options which may or may not be awarded in the future, and are the sole discretion of award by the customer. Past performance is not necessarily an indicator of future results. In light of these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company's plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise.

Please refer to the Company's Annual Report on Form 10-K, filed on March 27, 2014, which is available on its website at www.orionmarinegroup.com or at the SEC's website at www.sec.gov, for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts.

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Orion Marine Group, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except share and per share information)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Contract revenues	$106,976	$88,992	$278,485	$248,131
Costs of contract revenues	94,070	83,381	252,060	228,859
Gross profit	12,906	5,611	26,425	19,272
Selling, general and administrative expenses	7,859	7,974	23,953	23,491
Income (loss) from operations	5,047	(2,363)	2,472	(4,219)
Other income (expense)
(Loss) gain from sale of assets, net	(12)	—	165	—
Other income	1	—	467	614
Interest income	—	—	12	13
Interest expense	(198)	(111)	(523)	(427)
Other (expense) income, net	(209)	(111)	121	200
Income (loss) before income taxes	4,838	(2,474)	2,593	(4,019)
Income tax expense (benefit)	1,876	(1,500)	1,006	(2,161)
Net income (loss)	2,962	(974)	1,587	(1,858)
Net loss attributable to noncontrolling interest	—	(31)	—	(56)
Net income (loss) attributable to Orion common stockholders	$2,962	$(943)	$1,587	$(1,802)

Basic income (loss) per share	$0.11	$(0.03)	$0.06	$(0.07)
Diluted income (loss) per share	$0.11	$(0.03)	$0.06	$(0.07)
Shares used to compute income (loss) per share
Basic	27,468,240	27,318,180	27,430,162	27,273,176
Diluted	27,802,734	27,318,180	27,809,208	27,273,176

Orion Marine Group, Inc. and Subsidiaries
EBITDA and EBITDA Margin Reconciliations
(In Thousands, except margin data)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income (loss)........................................	$2,962	$(974)	$1,587	$(1,858)
Income tax expense (benefit)......................	1,876	(1,500)	1,006	(2,161)
Interest expense, net....................................	198	111	511	414
Depreciation and amortization....................	6,368	5,459	17,631	16,187
EBITDA .....................................................	$11,404	$3,096	$20,735	$12,582
Operating income (loss) margin ................	4.7%	(2.7)%	1.1%	(1.5)%
Impact of depreciation and amortization....	6.0%	6.2%	6.3%	6.5%
EBITDA margin..........................................	10.7%	3.5%	7.4%	5.0%

Orion Marine Group, Inc. and Subsidiaries
Supplementary Financial Information
(In Thousands)

	September 30, 2014	December 31, 2013
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$45,858	$40,859
Accounts receivable:
Trade, net of allowance of $0	30,977	39,110
Retainage	16,640	10,427
Other	1,087	2,040
Income taxes receivable	333	333
Inventory	4,019	3,520
Deferred tax asset	726	726
Costs and estimated earnings in excess of billings on uncompleted contracts	38,671	24,856
Asset held for sale	375	417
Prepaid expenses and other	2,043	2,990
Total current assets	140,729	125,278
Accounts receivable, non-current, net of allowance of $270,000 and $0, respectively	1,694	—
Property and equipment, net	164,471	141,923
Inventory, non-current	5,530	4,772
Goodwill	33,798	33,798
Intangible assets, net of amortization	32	197
Other assets	231	240
Total assets	$346,485	$306,208
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current debt	$33,396	$8,564
Accounts payable:
Trade	28,466	23,105
Retainage	1,494	1,667
Accrued liabilities	16,215	11,415
Taxes payable	1,161	459
Billings in excess of costs and estimated earnings on uncompleted contracts	15,949	14,595
Total current liabilities	96,681	59,805
Other long-term liabilities	491	526
Deferred income taxes	17,978	17,978
Deferred revenue	44	87
Total liabilities	115,194	78,396
Commitments and contingencies
Stockholders’ equity:
Preferred stock -- $0.01 par value, 10,000,000 authorized, none issued	—	—
Common stock -- $0.01 par value, 50,000,000 authorized, 27,841,840 and 27,710,775 issued; 27,520,648 and 27,393,045 outstanding at September 30, 2014 and December 31, 2013, respectively	278	278
Treasury stock, 317,731 shares, at cost	(3,003)	(3,003)
Additional paid-in capital	165,862	163,970
Retained earnings	68,154	66,567
Total stockholders’ equity	231,291	227,812
Total liabilities and stockholders’ equity	$346,485	$306,208

Orion Marine Group, Inc. and Subsidiaries
Supplementary Financial Information
(In Thousands)

	Nine months ended September 30,
	2014	2013
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net income (loss)	$1,587	$(1,858)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	17,631	16,187
Deferred financing cost amortization	—	53
Bad debt recoveries	261	(2)
Deferred income taxes	—	(2,639)
Stock-based compensation	1,098	1,636
Gain on sale of property and equipment	(165)	(59)
Change in operating assets and liabilities:
Accounts receivable	918	1,078
Income tax receivable	—	195
Inventory	(1,257)	(1,105)
Prepaid expenses and other	1,038	1,803
Costs and estimated earnings in excess of billings on uncompleted contracts	(13,815)	(5,901)
Accounts payable	5,188	(4,877)
Accrued liabilities	4,765	(1,122)
Income tax payable	703	519
Billings in excess of costs and estimated earnings on uncompleted contracts	1,354	(1,726)
Deferred revenue	(44)	(43)
Net cash provided by operating activities	19,262	2,139
Cash flows from investing activities:
Proceeds from sale of property and equipment	441	191
Purchase of property and equipment	(18,131)	(11,751)
Purchase of land in Houston	(22,199)	—
Net cash used in investing activities	(39,889)	(11,560)
Cash flows from financing activities:
Borrowings from Credit Facility	26,000	—
Contributions from non-controlling interest	—	(3,278)
Payments made on borrowings from Credit Facility	(1,168)	33
Exercise of stock options	794	737
Net cash provided by (used in) financing activities	25,626	(2,508)
Net change in cash and cash equivalents	4,999	(11,929)
Cash and cash equivalents at beginning of period	40,859	43,084
Cash and cash equivalents at end of period	$45,858	$31,155
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$459	$393
Taxes (net of refunds)	$262	$(267)

SOURCE: Orion Marine Group, Inc.
Orion Marine Group, Inc.
Drew Swerdlow, Investor Relations Manager, 713-852-6582